Consent of Independent Registered Public Accounting Firm

The Board of Directors
Research Frontiers Incorporated:


We consent to the incorporation by reference in the registration statements (No. 33-53030, 33-86910, 333-08623, 333-34163, 333-80575,
333-63374 and 333-106754) on Form S-8 and (No. 333-133858, 333-40369,
333-115052 and 333-65219 and ) on Form S-3 of Research Frontiers Incorporated and subsidiary of our report dated March 13, 2007, with respect to the consolidated balance sheet of Research
Frontiers Incorporated and subsidiary as of December 31, 2006, and the related consolidated statements of operations, shareholders' equity and cash flows for the two years then ended, and all related financial statement schedule, which reports appear in the December 31, 2006 annual report on Form 10-K of Research Frontiers Incorporated and subsidiary.


                              /s/ BDO Seidman, LLP
                                  BDO Seidman, LLP

  Melville, New York
  March 21, 2007